AMENDMENT NO. 1 TO THE MPV AND BS ASSIGMENT AND CONVEYANCE AGREEMENT

THIS AMENDMENT (this “Amendment”) is dated 19 October 2010 and is entered into by and between Blue Sphere Corporation, a corporation organised under the laws of Nevada (together with its affiliates, “BS”), and Carbon MPV Limited, a limited company organised under the laws of Cyprus, “MPV”).

Whereas, BS and MPV entered into a certain agreement assigning the rights to perform the carbon credit projects listed in Annex A thereto on 24 February 2010 (the “Assignment Agreement”);

Whereas, BS and MPV desire to amend such Assignment Agreement in order to provide for the financing of such carbon credit projects;

Now, therefore, in consideration of the mutual premises and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound, the parties hereto agree as follows:

1.	Amendment of the Assignment Agreement

1.1	The parties agree that notwithstanding anything else to the contrary in the Assignment Agreement and subject to Section 1.2 below, MPV shall receive from projects or transactions that it or its affiliates introduce to BS 5% of the net profits of BS therefrom and from all other projects or transactions 2.5% of the net profits of BS, in each case, as and when such profits are realised and for so long as such profits are received and/or realised. In the event of a sale of BS or the relevant project or transaction, MPV shall receive 3% of the proceeds therefrom.

1.2	MPV shall receive 7.5% of BS’s net profits in respect of those projects in which MPV’s maximum share was marked as 7.5% in the Assignment Agreement,

1.3	Clauses 1.2 and 1.4 in the Assignment Agreement are null and void.

1.4	Section 4 of the Assignment Agreement shall survive any termination thereof or hereof.

1.5	All other terms of the Assignment Agreement are hereby ratified and accepted by both BS and MPV and remain in full force and effect.

2.	Miscellaneous

2.1 No provision of this Agreement may be amended, modified or waived only in writing signed by a duly authorized officer of MPV and BS.

2.2 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between the parties or their affiliates or agents with respect to the subject matter hereof.

2.3 This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of Israel. The parties agree that any action brought to resolve any controversy arising under or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts of Tel Aviv, Israel and any court which may hear appeals from those courts in relation to any disputes arising out of or in connection with this Agreement.

2.4 No Party shall be liable under this Agreement, for consequential, indirect, special, or punitive damages.

1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Carbon MPV Limited

By: Mark Radom

Title:

Blue Sphere Corporation

By: Shlomi Palas
Title: CEO

2